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                                                              Exhibit 23






                      Independent Auditors' Consent




Board of Directors
Willbros Group, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-21399) on Form S-8 of Willbros Group, Inc. of our report dated May 19, 2000, relating to the statements of net assets available for plan benefits of Willbros Employees' 401(k) Investment Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1999 annual report on Form 11-K of Willbros Employees' 401(k) Investment Plan.


                                   KPMG LLP




Tulsa, Oklahoma
June 28, 2000